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                                                                    EXHIBIT 12.4

                            PSEG ENERGY HOLDINGS LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                 For the Quarters             For the Years Ended
                                                  Ended March 31,                 December 31,
                                                 --------------------------------------------------------
                                                   2004    2003      2003    2002    2001    2000    1999
                                                 --------------------------------------------------------
                                                                 (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations         $  71   $  85     $ 261   $(365)  $ 237   $ 183   $ 153

Loss/(Income) from Equity Investees, Net of
   Distributions                                      5      (6)       60      (2)    (59)    (16)     10

Fixed Charges
                                                     64      52       230     231     199     161     108
Capitalized Interest
                                                     (1)     (4)      (11)    (12)    (13)    (21)     (6)
                                                 --------------------------------------------------------
Total Earnings                                    $ 139   $ 127     $ 540   $(148)  $ 364   $ 307   $ 265
                                                 ========================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                  $  64   $  52     $ 229   $ 229   $ 196   $ 158   $ 105

Interest Factor in Rentals                           --      --         1       2       3       3       3
                                                 --------------------------------------------------------
Total Fixed Charges                               $  64   $  52     $ 230   $ 231   $ 199   $ 161   $ 108
                                                 ========================================================

Ratio of Earnings to Fixed Charges (C)             2.17    2.44      2.35   (0.64)   1.83    1.91    2.45
                                                 ========================================================

(A) The term "earnings" shall be defined as pretax income from continuing operations before income or loss from equity investees plus distributed income from equity investees. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense (c) an estimate of interest implicit in rentals.

(C) The ratio of earnings to fixed charges for the year ended December 31, 2002 was (0.64), as noted above, which represents a deficiency of $379 million.